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                               VICAL INCORPORATED
                             9373 TOWNE CENTRE DRIVE               EXHIBIT 10.28
                                    SUITE 100
                               SAN DIEGO, CA 92121

                                February 5, 2002

Mr. Vijay B. Samant

RE:    AMENDMENT TO NOVEMBER 28, 2000 LETTER REGARDING EMPLOYMENT TERMS

Dear Vijay:

This Amendment (the "AMENDMENT") to your Letter Agreement with Vical Incorporated (the "COMPANY") dated November 28, 2000 (the "AGREEMENT") will amend the terms and conditions of the Agreement to the extent provided herein. Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

Paragraph 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

       "6. RELOCATION. To assist you in moving to the San Diego area, we are prepared to pay the reasonable and customary expenses of relocating you and your family, not to exceed $60,000 (the aggregate amount of relocation expenses for which you are entitled to reimbursement hereunder shall be referred to herein as the "Relocation Expense Amount"), and such Relocation Expense Amount shall be subject to offset as provided in this Section 6 below. In addition, in the event your residence in Pennsylvania is prepared and maintained (including customary insurance coverage) for sale in reasonable condition and listed for sale by September 1, 2002, the Company will reimburse you up to $100,000 of any loss you incur on its sale; PROVIDED THAT, in the event such a loss is anticipated, the Company or its designees may, at the Company's sole discretion, purchase that residence for an amount equal to its cost to you (estimated to be approximately $550,000). The Company will also loan to you an amount not to exceed $500,000 for the purpose of purchasing a residence in the San Diego area, such loan to be evidenced by a promissory note bearing interest at the lowest applicable federal rate necessary to avoid imputed interest income under the Internal Revenue Code and secured by a second deed of trust on the residence. The loan will be due and payable upon the earlier of (A) the sale of that residence, (B) 90 days following the termination of your employment for any reason or (C) January 1, 2007. Once you and your family have relocated to the San Diego area, the Company will provide to you for a period not to exceed 24 months, a monthly housing cost-of-living differential payment of up to $2,500 per month. Further, the Company will either pay the costs, not to exceed $3,500 per month, of temporary housing for you in San Diego or, at the Company's option, provide temporary housing to you until the earlier of your purchase of a San Diego residence or

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             December 31, 2002. You shall also receive the following: (i) a payment from the Company sufficient to pay the income, employment and any other taxes you incur arising from the actual monthly temporary housing payments received by you or, if the Company provides temporary housing to you, the amount of income imputed to you with respect thereto; and (ii) an additional payment from the Company sufficient to pay the income, employment and any other taxes arising from the payments made by the Company pursuant to
             Section 6(i) above and this Section 6(ii) so that you shall be fully reimbursed for any income, employment and any other taxes you incur associated with the payments to reimburse you for such income, employment and other taxes on such amounts (the aggregate amount paid to you under Sections 6(i) and 6(ii) herein shall be referred to herein as the "Gross-up Amount"). The Gross-up Amount shall be offset against and, thus, subtracted from the Relocation Expense Amount but, in no event, shall the Relocation Expense Amount be less than zero. The Company will also reimburse you for the reasonable costs of one trip per month in connection with your commuting to San Diego from your home in Pennsylvania, until the earlier of your purchase of a San Diego residence or December 31, 2002. Except as specifically provided herein, you will be responsible for any personal taxes (income, employment or otherwise) arising from any of the payments described herein, except that the Company will reimburse you for personal taxes arising from the payment of any Relocation Expense Amount (to the extent not offset by the Gross-up Amount).

This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.

Please sign and date this Amendment and return it to me at your earliest convenience.

Sincerely,

VICAL INCORPORATED

By: /s/  MARTHA J. DEMSKI
   ----------------------
         Martha J. Demski
         Vice President & Chief Financial Officer

ACCEPTED AND AGREED:

/s/  VIJAY B. SAMANT
--------------------
     Vijay B. Samant

MARCH 8, 2002

Date

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